EXHIBIT 99.1

Orion Engineered Carbons settles dispute with former owner Evonik over indemnity claims from the acquisition of Evonik’s global carbon black business in 2011

HOUSTON--(BUSINESS WIRE)-- Orion Engineered Carbons S.A. (NYSE: OEC), a leading global supplier of specialty and high-performance carbon black, today announced its agreement with Evonik to settle the arbitration proceedings which Orion (Germany) had commenced against an Evonik Industries AG affiliate in June 2019. The arbitration was launched by Orion to enforce - among others - indemnity claims covering capital expenditures and costs to remedy past violations of the U.S. Clean Air Act alleged by the U.S. Environmental Protection Agency (U.S. EPA).

According to the settlement, Evonik agrees to make a one-time cash payment of €66.55 million (approximately $79.3 million) to Orion which resolves the claims and counterclaims the parties raised in the arbitration. The settled dispute between Orion and Evonik originates from the acquisition of the carbon black business by Rhône Capital and Triton after the business was spun-out of Evonik in 2011.

The 2011 acquisition agreement provided for a partial indemnity from Evonik against various exposures, including capital investments, fines and costs arising in connection with U.S. Clean Air Act violations that allegedly occurred prior to the closing of the 2011 acquisition (i.e., under Evonik’s control). The respective claims raised by the U.S. EPA were ultimately resolved by a Consent Decree between Orion and the U.S. EPA in June 2018. Under the Consent Decree, Orion became obligated to install certain capital-intensive pollution control equipment at its U.S. carbon black plants.

In June 2019, Orion initiated arbitration proceedings to enforce its environmental indemnity claims against Evonik, and Evonik in turn submitted certain counterclaims related to tax indemnities and cost reimbursements against Orion. The settlement now reached by Orion and Evonik terminates the arbitration and puts an end to a legal controversy that lasted for almost a decade.

About Orion Engineered Carbons

Orion Engineered Carbons (NYSE:OEC) is a global supplier of carbon black products including high-performance specialty gas blacks, acetylene blacks, furnace blacks, lamp blacks, thermal blacks, and other carbon blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, batteries, tires, and mechanical rubber goods, such as automotive belts and hoses. The company has over 125 years of history providing customized solutions from a network of 14 global production sites and is dedicated to responsible business practices that emphasize reliability, innovation and sustainability. For more information, please visit orioncarbons.com.

Orion Engineered Carbons S.A.
Investor Relations
Wendy Wilson, +1 281-974-0155
Investor-Relations@orioncarbons.com

Source: Orion Engineered Carbons S.A.